Exhibit 4.26

Security Agreement dated March 31, 2017, by and between Dougherty’s Pharmacy McAlester, LLC and Cardinal Health 110, LLC.

SECURITY AGREEMENT

This agreement (this “Agreement”) is made as of March 31, 2017, between Cardinal Health 110, LLC (together with its successors and assigns, “Secured Party”), whose principal address for purposes of this Agreement is 7000 Cardinal Place, Dublin, OH 43017 and Dougherty’s Pharmacy McAlester, LLC, a Texas Limited Liability Company (“Debtor”), whose office address and principal place of business is 16250 Knoll Trail Dr. STE 102, Dallas, Texas 75248, who hereby agree as follows intending to be legally bound:

1.            Grant of Security Interest. Debtor hereby grants to Secured Party, for itself and as agent for each other Cardinal Health Affiliate, as defined in that Unconditional Guaranty executed by Debtor in favor of Secured Party dated as of even date herewith (as amended, restated, supplemented or otherwise modified from time to time, the “Guaranty”), a security interest in the following described personal property of Debtor, wherever located and whether now owned or hereafter acquired:

All Debtor’s now owned or hereafter acquired tangible and intangible assets, including, without limitation, all Debtor’s fixtures, goods, machinery, equipment, vehicles, leasehold improvements, inventory, accounts, accounts receivable, credit card receivables, payment intangibles, healthcare receivables, deposit accounts, including without limitation, those maintained with a bank or other financial institution, and all money, letter of credit rights and letter of credit proceeds and assignments thereof, chattel paper, including electronic chattel paper, documents, notes receivable, instruments, investment property, contract rights, general intangibles (including without limitation, all intellectual property, trade names, trademarks, trade secrets, service marks, patents, patent applications, copyrights, literary rights, royalties, data bases, software and software systems, licenses, franchises, customer lists, goodwill, and tax refunds), books and records, prescription files, patient lists, computer programs and records, and all other personal property, tangible or intangible (including without limitation all signs, appliances, cash registers, computers, computer software, shelving, check-out counters, compressors, freezers, coolers, display cases, customer records, sundries, tobacco products, prescription and over-the-counter pharmaceutical products, health and beauty aids, home healthcare products and general merchandise and supplies); all accessions and additions to, substitutions for, and replacements of any of the foregoing; all proceeds or products of any of the foregoing; and all rights to payments under any insurance or warranty, guaranty, or indemnity payable with respect to any of the foregoing (collectively, the “Collateral”).

Unless otherwise defined herein, each capitalized term used herein shall have the meaning ascribed to such term in the Guaranty or, as the case may be, in that certain Amended and Restated Fixed Rate Note made by Dougherty’s Holdings, Inc. (the “Borrower”) to the order of Secured Party dated as of even date herewith (as amended, restated, supplemented or otherwise modified from time to time, the “Note”). Each term used herein with reference to the Collateral and defined in the Uniform Commercial Code (the “Code”) as adopted in the State of Texas from time to time shall have the meaning given in the Code, unless otherwise defined herein. To the extent the definition of any category or type of Collateral is expanded by any amendment, modification or revision to the Code, such expanded definition will apply automatically as of the effective date of such amendment, modification or revision.

2.            Obligations Secured. This agreement secures all obligations of Debtor and its affiliates and subsidiaries (whether now existing or hereafter created or acquired) (each, a “Debtor Affiliate”) to Secured Party and to each other Cardinal Health Affiliate, whether now existing, or hereafter arising or acquired, including without limitation all principal, interest, costs, attorneys’ fees, expenses, or other amounts, matured or unmatured, all obligations to make payment for all merchandise or services purchased by Debtor or any Debtor Affiliate from COLUMBUS/17944232 or on the credit of Secured Party or any other Cardinal Health Affiliate (wherever such merchandise or services may be delivered or performed), and any obligations, debts or liabilities of any nature owing to Secured Party or to any other Cardinal Health Affiliate, whether evidenced by this agreement, the Guaranty, or any other agreement or arrangement between Debtor or any Debtor Affiliate and Secured Party or Debtor or any Debtor Affiliate and such other Cardinal Health Affiliate, whether any obligations have been or may be acquired by Secured Party or such Cardinal Health Affiliate, directly or indirectly, whether any such obligations are now or hereafter evidenced by open account, promissory notes, guarantees or other documents and irrespective of any other guarantees or other security now or hereafter given for any such obligations (collectively, the “Obligations”). The Obligations include without limitation those obligations under the Guaranty of the Note Indebtedness and Other Indebtedness of Borrower as well as any other obligations owing by Debtor to Secured Party.

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3.                  Location of Office and Collateral. Debtor warrants, covenants and agrees that: (a) Debtor's principal office and principal place of business is located at the address specified at the beginning of this Agreement; (b) all inventory included among the Collateral is and will be held for sale, and all equipment included among the Collateral is and will be held for use, in each case, in the ordinary course of Debtor’s business; (c) all Collateral will be located either at Debtor’s business locations specified in the attached Exhibit A or at the above-specified principal office and principal place of business; (d) neither the location of Debtor’s principal office and place of business nor the location of the Collateral will be changed without written notice to Secured Party at least fifteen (15) days prior to any such change; (e) if any Collateral is in the possession of a third party, Debtor shall join with the Secured Party in notifying the third party of the Secured Party’s security interest and obtaining an acknowledgement from the third party that it is holding the Collateral for the benefit of the Secured Party; (f) Debtor shall cooperate with the Secured Party in obtaining control with respect to Collateral consisting of deposit accounts, investment property, letter-of-credit rights, and electronic chattel paper or implementing a daily sweep with respect to any Collateral consisting of deposit accounts into which proceeds from any governmental authority (including without limitation Medicare and Medicaid proceeds) are directly deposited; and (g) Debtor shall not create any chattel paper without placing a legend on the chattel paper acceptable to Secured Party indicating that Secured Party has a security interest in such chattel paper.

“Medicaid” means, collectively, the health care assistance program established by Title XIX of the Social Security Act (42 U.S.C. § §1396 et seq.) and any statutes succeeding thereto, and all statutes, rules, regulations, manuals, orders, guidelines, or requirements pertaining to such program including: (a) all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting such program; (b) all state statutes and plans for medical assistance enacted in connection with such program and federal rules and regulations promulgated in connection with such program; and (c) all applicable provisions of all rules, regulations, manuals, orders, and administrative reimbursement guidelines, and requirements of all governmental authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented, or otherwise modified from time to time.

“Medicare” means, collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. § §1395 et seq.) and any statutes succeeding thereto, and all statutes, rules, regulations, manuals, orders, or guidelines pertaining to such program including: (a) all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting such program; and (b) all applicable provisions of all rules, regulations, manuals, orders, and administrative reimbursement guidelines and requirements of all governmental authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented, or otherwise modified from time to time.

4.                Insurance. Without limiting any other obligation or liability of Debtor under this Agreement, Debtor agrees that upon execution of this Agreement and through its entire effective period, Debtor shall obtain and maintain insurance coverage with limits and conditions not less than those specified below:

All Risk Property Insurance, including transit coverage, earthquake and windstorm, in an amount equal to full replacement value covering Collateral and naming Secured Party as “lender loss payee.” Such policy(ies) shall have deductibles of not more than $10,000 per occurrence.

Debtor shall furnish certificates of insurance evidencing the required insurance policies to Secured Party prior to the effective date of the Agreement and within thirty (30) days after renewal of such policies. Each insurance policy that is required under this Agreement shall be obtained from a financially responsible company selected by Debtor and acceptable to Secured Party having an A.M. Best rating of A-VII or better. Secured Party is hereby appointed Debtor’s attorney-in-fact to endorse any draft or check which may be payable to Debtor in order to collect any proceeds of such insurance, and any amount so collected to be applied by Secured Party to any amount then owing by Debtor to Secured Party, and the balance, if any, shall be paid to Debtor.

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5.            Liens and Perfection of Liens. Debtor warrants that: (a) Debtor owns all the Collateral free and clear of all leases, security interests, liens, encumbrances, charges, liabilities, or claims of any nature, except the security interest created by this Agreement and those reflected in the attached Exhibit B; (b) Debtor has rights in or the power to transfer Collateral; (c) no financing statement covering all or any part of the Collateral is on file with the Secretary of any State, the Clerk of any County, or any other recording office, except such financing statements as may have been filed in favor of Secured Party or those set forth on Exhibit B; (d) this Agreement creates a valid and perfected security interest in the Collateral, securing the prompt and full payment of the Obligations, and all filings or other actions necessary or desirable to perfect and protect such security interest have been duly made or taken or shall be duly made or taken immediately upon execution of this Agreement; (e) Debtor’s exact legal name, state of organization and principal place of business are as set forth in recitals above; (f) Debtor has no other place of business, except as set forth on Exhibit A; and (g) the Collateral is and shall be used for business purposes. Debtor covenants that without the prior written consent of Secured Party, it will not create, incur, or permit any lien on any of Debtor’s assets (now owned or hereafter acquired), including any lien created by virtue of a purchase money security interest, except as permitted by the Related Documents.

6.            Debtor’s Name/Organization. Debtor covenants that: (a) unless Secured Party consents in writing to a change in Debtor’s legal name or state of organization prior to such a change, Debtor shall not change its legal name or state of incorporation; and (b) at least 30 days prior to the occurrence of any of the following events, Debtor shall deliver to Secured Party written notice of such events (which notice shall be accompanied by Debtor’s request for Secured Party’s written approval thereof): (i) a change in Debtor’s legal name or state of organization; (ii) a change in Debtor’s Organizational Documents, organizational structure, principal place of business or chief executive office; and (iii) the opening or closing of any place of business. Debtor further covenants that it will not (c) engage in any business activities substantially different from those in which it is presently engaged, (d) cease operations, liquidate, merge, transfer, acquire or consolidate with any other Person, change its name, dissolve, or sell any assets out of the ordinary course of business, or (e) permit any pledge of any equity interest in Debtor or any Subsidiary of Debtor (other than in favor of Secured Party or a Cardinal Health Affiliate) or any sale or other transfer of any equity interest in such Persons.

7.            Use and Maintenance of Collateral. Debtor may sell the inventory included among the Collateral at retail in the ordinary course of business until such time as Secured Party demands payment of the Obligations secured by this Agreement. Debtor shall not, without the prior written consent of Secured Party: (a) sell or otherwise transfer any other Collateral, including without limitation any sale of accounts receivable or the granting of a license or other security interest in the Collateral; or (b) change the location of any Collateral (except sales of inventory as described above). No Collateral shall be attached to real estate by Debtor without the prior written consent of Secured Party. Secured Party agrees that it will not deliver a “notice of exclusive control” or similar notice to any depository institution party to a deposit account control agreement with Debtor and Secured Party entered into in connection herewith unless and until the occurrence of a default as described in Section 10 below.

Debtor shall (i) maintain its property in a condition comparable to that on the date hereof, except for normal wear and tear and routine maintenance and obsolescence in the ordinary course of business, and make all renewals, replacements, additions, betterments and improvements thereto which Secured Party deems necessary; (ii) reflect in its financial statements adequate accruals and appropriations to reserves and keep and maintain proper books of record and account in which entries, in conformity with GAAP or in form otherwise acceptable to Secured Party, shall be made of all dealings and transactions in relation to its businesses and activities, including without limitation transactions and other dealings with respect to the Collateral; (iii) do or cause to be done all things reasonably necessary (A) to preserve and keep in full force and effect its existence, rights and franchises, and (B) to maintain its status as duly organized and existing, and in good standing, under the laws of the state of its organization; (iv) conduct continuously and operate actively its business and take all actions reasonably necessary to enforce and protect the validity of any intellectual property material to its business; and (iii) not be in violation of any requirement of law, which violation is reasonably likely to have a material adverse effect.

8.            Financing Statements/Further Actions. Debtor hereby irrevocably and unconditionally authorizes Secured Party or its designees to execute, authenticate, or deliver, on behalf of Debtor, and/or file or record one or more notices, affidavits, assignments, financing statements, continuation statements, or amendments thereto, and such other instruments or notices as Secured Party may consider necessary or desirable to perfect, protect, or preserve the security interest granted or purported to be granted by this Agreement. Debtor shall execute any documents and take any other actions requested by Secured Party from time to time to perfect or protect any security interest granted or purported to be granted by this Agreement or to enable Secured Party to exercise or enforce its rights or remedies under this Agreement.

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9.            Financial Information; Inspection; Required Notices. Debtor shall furnish or cause to be furnished to Secured Party such financial data and information relating to the Collateral and performance of the provisions of this Agreement or to the business and financial condition of Debtor as may be reasonably requested from time to time by Secured Party, including without limitation financial statements of Debtor (including a balance sheet and related statements of income, shareholders’ equity, and cash flows). Debtor shall permit Secured Party, its agents and designees to: (a) inspect and photograph its property, to examine and copy files, books, and records, and discuss Debtor’s business, operations, prospects, assets, affairs and financial condition with Debtor’s or its Subsidiaries' officers and accountants, at times and intervals as Secured Party reasonably determines; (b) perform audits or other inspections of the Collateral, including the records and documents related to the Collateral; and (c) confirm with any Person any obligations and liabilities of the Person to Debtor or its Subsidiaries. Debtor will, and will cause its Subsidiaries to, cooperate with any inspection or audit. Following the occurrence of an Event of Default, Debtor will pay Secured Party the reasonable costs and expenses of any audit or inspection of the Collateral (including fees and expenses charged internally by Secured Party for asset reviews) promptly after receiving an invoice therefor. Debtor shall promptly inform Secured Party in writing of: (i) all existing and all threatened litigation, claims, investigations, administrative proceedings, judgments, tax delinquencies and similar actions or changes in Legal Requirements affecting it which could materially affect its business, assets, affairs, prospects or financial condition; (ii) the occurrence of any Event of Default or other event which gives rise to Secured Party’s option to terminate the Credit Facilities; (iii) any additions to or changes in the locations of its businesses; (iv) any alleged breach by Secured Party of any provision of this Agreement or of any other Related Document; and (v) any destruction of all or any material portion of the Collateral.

10.         Default. If (i) Debtor fails to make any payment when due to Secured Party, (ii) Debtor defaults under any of its agreements with Secured Party or any Cardinal Health Affiliate, including without limitation the a vendor agreement or credit application agreement, (iii) Debtor fails to fully perform any of the Obligations, (iv) Secured Party deems itself insecure for any other reason, or (v) any Event of Default occurs, then and in any such event: (a) all amounts owing to Secured Party by Debtor may become immediately payable without notice or demand pursuant to the terms of the Note or the Guaranty; and (b) Secured Party may exercise, with respect to the Collateral, all rights and remedies of a secured party on default under the Code and all other rights and remedies under this Agreement or otherwise available to Secured Party. In any action or proceeding to enforce its rights or remedies under this Agreement, Secured Party shall be entitled forthwith to immediate exclusive possession and control of the Collateral and, upon ex parte application by Secured Party to any court of competent jurisdiction without notice to Debtor, shall be entitled to an order giving such immediate exclusive possession and control to Secured Party or, if Secured Party so elects, to an order appointing a receiver for the Collateral and the business of Debtor, all upon a prima facie showing only of the default and without any requirement of bond or other security and without any showing that immediate or irreparable injury, loss, or damage will result if such an order is not issued by the court. Secured Party and any persons designated by Secured Party shall have the right, without notice to Debtor, to enter any premises where any Collateral may then be located and to take possession of that Collateral or remove it or both, and Debtor hereby irrevocably authorizes Secured Party to do so. For purposes of this Agreement, notice to Debtor ten days prior to the date of a public sale of any Collateral or to the date after which private sale or other disposition of any Collateral will be made, in each case shall constitute reasonable notice of any such sale. Debtor agrees to pay to Secured Party all costs and expenses, including without limitation legal fees and court costs incurred by Secured Party, directly or indirectly, in connection with, or as a result of, collecting, enforcing, or protecting its rights under this Agreement.

11.         Notices. Any notice or other communication required or desired to be given to any party under this Agreement shall be in writing and shall be deemed given when: (a) delivered personally to such party; (b) deposited in the United States mail, first-class postage prepaid, addressed to such party at the address for such party specified at the beginning of this Agreement or at any other address hereafter designated by such party in notice to the party giving notice; or (c) otherwise delivered to such address.

12.         Complete Agreement. This Agreement (and all exhibits hereto) contains the entire agreement between the parties and supersedes all prior or contemporaneous discussions, negotiations, representations, or agreements relating to the subject matter of this Agreement. No changes to this Agreement shall be made or be binding on any party unless made in writing and signed by each party to this Agreement.

13.         Governing Law. All questions concerning the validity or meaning of this Agreement or relating to the rights and obligations of the parties with respect to performance under this Agreement shall be construed and resolved under the laws of Ohio, except to the extent that the Code provides for the application of the laws another state with respect to the perfection, priority, and enforceability of the security interests granted herein.

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14.         Severability. The intention of the parties to this Agreement is to comply fully with all laws and public policies, and this Agreement shall be construed consistently with all laws and public policies to the extent possible. If and to the extent that any court of competent jurisdiction determines it is impossible to construe any provision of this Agreement consistently with any law or public policy and consequently holds that provision to be invalid, such holding shall in no way affect the validity of the other provisions of this Agreement, which shall remain in full force and effect.

15.         Venue and Jury Trial. (a) All parties to this Agreement hereby designate any state or federal court sitting in Columbus, Ohio, or in or near Dublin, Ohio at Secured Party’s option, as a court of proper jurisdiction and venue for any actions or proceedings relating to this Agreement; hereby irrevocably consent to such designation, jurisdiction, and venue; and hereby waive any objections or defenses relating to jurisdiction or venue with respect to any actions or proceeding initiated in any such court.

(b) DEBTOR AND SECURED PARTY HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY, AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) BETWEEN DEBTOR AND SECURED PARTY ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT.

16.         Nonwaiver. No failure by any party to insist upon compliance with any term of this Agreement or to exercise any option, enforce any right, or seek any remedy upon any default of any other party shall affect, or constitute a waiver of, the first party’s right to insist upon such strict compliance, exercise such option, enforce such right, or seek such remedy with respect to such default or any prior, contemporaneous, or subsequent default; nor shall any custom or practice of the parties at variance with any provision of this Agreement affect, or constitute a waiver of, any party’s right to demand strict compliance with all provisions of this Agreement. No waiver shall be effective unless it is in a writing signed by the party giving the waiver.

17.         Captions. The captions of the various sections of this Agreement are not part of this Agreement, but are only labels to assist in locating those sections and shall be ignored in construing this Agreement.

18.         Survival. All agreements, obligations, warranties, and representations under this Agreement shall survive any investigations made by any party to this Agreement.

19.         Exhibits. Each exhibit referred to in this Agreement is hereby incorporated in this Agreement by reference. All obligations of any party under any such exhibit shall be considered as obligations under this Agreement.

20.         Genders and Numbers. When permitted by the context, each pronoun used in this Agreement includes the same pronoun in other genders or numbers, and each noun used in this Agreement includes the same noun in other numbers.

21.        Obligations. All obligations of Debtor under this Agreement shall be joint and several obligations.

22.         Assignment. Debtor shall not assign this Agreement to any third party without the prior written consent of Secured Party (which consent may by withheld by Secured Party in its sole discretion). Secured Party shall have the right to assign this Agreement to any direct or indirect subsidiary of Secured Party or any third party without the consent of Debtor.

23.         Successors. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the respective heirs, administrators, executors, successors, and assigns of each party to this Agreement.

24.         Cumulative Effect. This Agreement is intended as an additional security to Secured Party and does not supersede, waive, or otherwise affect any other security interests, guarantees, or other agreements between Secured Party and Debtor.

DEBTOR:	SECURED PARTY:

Dougherty’s Pharmacy McAlester, LLC	Cardinal Health 110, LLC

/s/ Mark S. Heil
By: Mark S. Heil	By:___________________
Title: Manager	Title:__________________

/s/ Andy Komuves
By: Andy Komuves
Title: Manager

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Exhibit A

Locations of Debtor’s Business

16250 Knoll Trail Dr. STE 102, Dallas, Texas 75248

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Exhibit B

Leases, Security Interests, Liabilities, or Claims Affecting Collateral

1.	Cardinal Health
2.	First National Bank of Omaha

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